Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

X4 Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of X4 Pharmaceuticals, Inc. and its subsidiary (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, of convertible preferred stock, redeemable common stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations since inception and will require additional financing to fund future operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 20, 2018

We have served as the Company’s auditor since 2016.

X4 PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,		September 30, 2018
	2016	2017
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,160	$26,684	$9,840
Restricted cash	55	—	—
Prepaid expenses and other current assets	1,996	1,484	853

Total current assets	17,211	28,168	10,693
Property and equipment, net	37	344	267
Restricted cash	100	364	364

Total assets	$17,348	$28,876	$11,324

Liabilities, Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,831	$1,662	$1,870
Accrued expenses	740	1,620	2,899
Current portion of long-term debt	—	1,667	759
Preferred stock repurchase liability	—	587	—

Total current liabilities	3,571	5,536	5,528
Preferred stock warrant liability	1,788	1,245	1,681
Long-term debt, including accretion, net of current portion	—	4,381	3,869
Deferred rent, net of current portion	—	511	418
Other liabilities	—	111	511

Total liabilities	5,359	11,784	12,007

Commitments and contingencies (Note 15)
Convertible preferred stock (Series Seed, A and B), $0.001 par value; 25,000,000 shares, 54,313,523 shares and 59,413,523 shares authorized as of December 31, 2016 and 2017 and September 30, 2018 (unaudited), respectively; 22,061,973 shares, 38,018,968 shares and 40,079,567 shares issued and outstanding as of December 31, 2016 and 2017 and September 30, 2018 (unaudited), respectively; aggregate liquidation preference of $76,637 and $83,284 as of December 31, 2017 and September 30, 2018 (unaudited), respectively	34,307	60,903	64,675

Redeemable common stock, $0.001 par value; 1,129,823 shares issued and outstanding as of December 31, 2016 and 2017 and September 30, 2018 (unaudited)	734	734	734

Stockholders’ deficit:
Common stock, $0.001 par value, 75,000,000 shares, 110,000,000 shares and 116,500,000 shares authorized as of December 31, 2016 and 2017 and September 30, 2018 (unaudited), respectively; 3,675,000 shares, 3,689,583 shares and 3,700,583 shares issued and outstanding as of December 31, 2016 and 2017 and September 30, 2018 (unaudited), respectively	4	4	4
Additional paid-in capital	880	1,381	1,859
Accumulated deficit	(23,936)	(45,930)	(67,955)

Total stockholders’ deficit	(23,052)	(44,545)	(66,092)

Total liabilities, convertible preferred stock, redeemable common stock and stockholders’ deficit	$17,348	$28,876	$11,324

The accompanying notes are an integral part of these consolidated financial statements.

X4 PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
			(unaudited)
Operating expenses:
Research and development	$13,098	$17,066	$13,316	$15,657
General and administrative	4,789	5,181	3,931	5,374

Total operating expenses	17,887	22,247	17,247	21,031

Loss from operations	(17,887)	(22,247)	(17,247)	(21,031)

Other income (expense):
Interest income	27	64	40	187
Interest expense	(53)	(490)	(301)	(484)
Change in fair value of preferred stock warrant liability	48	1,360	1,292	(264)
Change in fair value of derivative liability	—	(94)	(79)	(411)
Loss on preferred stock repurchase liability	—	(587)	—	—

Total other income (expense), net	22	253	952	(972)

Net loss and comprehensive loss	(17,865)	(21,994)	(16,295)	(22,003)
Accruing dividends on Series A convertible preferred stock	(3,008)	(3,000)	(2,244)	(2,244)
Adjustment to accumulated deficit in connection with repurchase of Series Seed convertible preferred stock	—	—	—	(22)

Net loss attributable to common stockholders	$(20,873)	$(24,994)	$(18,539)	$(24,269)

Net loss per share attributable to common stockholders—basic and diluted	$(4.38)	$(5.19)	$(3.85)	$(5.03)

Weighted average common shares outstanding—basic and diluted	4,765,234	4,818,327	4,818,110	4,825,802

The accompanying notes are an integral part of these consolidated financial statements

X4 PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Series Seed, A and B Convertible Preferred Stock		Redeemable Common Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2015	22,061,973	$34,307	1,129,823	$734	3,625,000	$4	$357	$(6,071)	$(5,710)
Exercise of stock options	—	—	—	—	50,000	—	11	—	11
Stock-based compensation expense	—	—	—	—	—	—	512	—	512
Net loss	—	—	—	—	—	—	—	(17,865)	(17,865)

Balances at December 31, 2016	22,061,973	34,307	1,129,823	734	3,675,000	4	880	(23,936)	(23,052)
Issuance of Series B convertible preferred stock, net of issuance costs of $2,586	15,956,995	26,596	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	14,583	—	9	—	9
Stock-based compensation expense	—	—	—	—	—	—	492	—	492
Net loss	—	—	—	—	—	—	—	(21,994)	(21,994)

Balances at December 31, 2017	38,018,968	60,903	1,129,823	734	3,689,583	4	1,381	(45,930)	(44,545)
Repurchase of Series Seed convertible preferred stock, net of issuance costs of $11	(598,975)	(517)	—	—	—	—	—	(22)	(22)
Issuance of Series B convertible preferred stock, net of issuance costs of $539	2,659,574	4,289	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	11,000	—	7	—	7
Stock-based compensation expense	—	—	—	—	—	—	471	—	471
Net loss	—	—	—	—	—	—	—	(22,003)	(22,003)

Balances at September 30, 2018 (unaudited)	40,079,567	$64,675	1,129,823	$734	3,700,583	$4	$1,859	$(67,955)	$(66,092)

Balances at December 31, 2016	22,061,973	$34,307	1,129,823	$734	3,675,000	$4	$880	$(23,936)	$(23,052)
Exercise of stock options	—	—	—	—	14,583	—	9	—	9
Stock-based compensation expense	—	—	—	—	—	—	367	—	367
Net loss	—	—	—	—	—	—	—	(16,295)	(16,295)

Balances at September 30, 2017 (unaudited)	22,061,973	$34,307	1,129,823	$734	3,689,583	$4	$1,256	$(40,231)	$(38,971)

The accompanying notes are an integral part of these consolidated financial statements

X4 PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
			(unaudited)
Cash flows from operating activities:
Net loss	$(17,865)	$(21,994)	$(16,295)	$(22,003)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	512	492	367	471
Depreciation and amortization expense	20	71	44	77
Non-cash interest expense	53	157	125	80
Change in fair value of preferred stock warrant liability	(48)	(1,360)	(1,292)	264
Change in fair value of derivative liability	—	94	79	411
Loss on preferred stock repurchase liability	—	587	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,732)	402	243	631
Accounts payable	1,697	(1,169)	(1,949)	208
Accrued expenses	418	784	976	1,246
Deferred rent	—	625	595	(71)

Net cash used in operating activities	(16,945)	(21,311)	(17,107)	(18,686)

Cash flows from investing activities:
Purchases of property and equipment	(39)	(378)	(378)	—

Net cash used in investing activities	(39)	(378)	(378)	—

Cash flows from financing activities:
Proceeds from issuance of Series B convertible preferred stock, net of issuance costs	—	27,413	—	4,461
Proceeds from borrowings under loan and security agreement	—	6,000	6,000	—
Proceeds from exercise of stock options	11	9	9	7
Repurchase of Series Seed convertible preferred stock	—	—	—	(1,126)
Repayments of borrowings under loan and security agreement	—	—	—	(1,500)
Payments of debt issuance costs	(89)	—	—	—

Net cash provided by (used in) financing activities	(78)	33,422	6,009	1,842

Net increase (decrease) in cash, cash equivalents and restricted cash	(17,062)	11,733	(11,476)	(16,844)
Cash, cash equivalents and restricted cash at beginning of period	32,377	15,315	15,315	27,048

Cash, cash equivalents and restricted cash at end of period	$15,315	$27,048	$3,839	$10,204

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$282	$133	$416

Supplemental disclosure of non-cash investing and financing activities:
Issuance of warrants in connection with Series B convertible preferred stock financing	$—	$817	$—	$172
Issuance of warrants in connection with loan and security agreement	$74	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

1.	Nature of the Business and Basis of Presentation

X4 Pharmaceuticals, Inc. (“X4” or the “Company”) is a clinical-stage biotechnology research and development company focused on the discovery, development and commercialization of novel therapeutics for the treatment of rare diseases. The Company was formed on October 2, 2012 as X4 Pharmaceuticals, LLC, and was subsequently incorporated on July 15, 2014 as X4 Pharmaceuticals, Inc. under the laws of the State of Delaware. The Company is headquartered in Cambridge, Massachusetts.

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with governmental regulations and the ability to secure additional capital to fund operations. Drug candidates currently under development will require extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s drug development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiary, X4 Pharmaceuticals Securities Corporation. All intercompany accounts and transactions have been eliminated in consolidation.

Proposed Merger with Arsanis

On November 26, 2018, Arsanis, Inc., a Delaware corporation (“Arsanis”), Artemis AC Corp., a Delaware corporation and a wholly owned subsidiary of Arsanis (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger, as amended on December 20, 2018 (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Arsanis. Arsanis is a publicly held, clinical-stage biopharmaceutical company whose common stock is listed on the Nasdaq Global Market.

Under the terms of the Merger Agreement, all of the Company’s outstanding common stock and convertible preferred stock will be exchanged for common stock of Arsanis and all outstanding options exercisable for common stock and warrants exercisable for convertible preferred stock of the Company will be exchanged for options and warrants exercisable for common stock of Arsanis.

The Company’s and Arsanis’s obligations to consummate the merger are subject to certain closing conditions, including, among other things, the (i) approval by the stockholders of Arsanis of the issuance of the shares of Arsanis common stock pursuant to the Merger Agreement, (ii) approval by the stockholders of the Company to adopt the Merger Agreement, (iii) continued listing of Arsanis’ common stock on the Nasdaq Global Market and (iv) effectiveness of the registration statement in connection with the merger.

The business combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, the Company will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the merger: (i) the Company’s stockholders will own a substantial majority of the voting rights in the combined organization, (ii) the Company will designate a majority of the members of the initial board of directors of the combined

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

organization and (iii) the Company’s senior management will hold all key positions in the senior management of the combined organization. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of the Company issuing stock to acquire the net assets of Arsanis, As a result of the merger, the net assets of Arsanis will be recorded at their acquisition-date fair values in the financial statements of the Company and the reported operating results prior to the business combination will be those of the Company.

Going Concern

In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Since its inception, the Company has funded its operations primarily with proceeds from sales of convertible preferred stock (including proceeds from convertible debt, which converted into convertible preferred stock) and borrowings under loan and security agreements. The Company has incurred recurring losses since its inception, including net losses of $17,865 and $21,994 for the years ended December 31, 2016 and 2017, respectively, and $22,003 for the nine months ended September 30, 2018 (unaudited). In addition, as of December 31, 2017 and September 30, 2018 (unaudited), the Company had an accumulated deficit of $45,930 and $67,955, respectively. The Company expects to continue to generate operating losses for the foreseeable future. As of December 20, 2018, the issuance date of the annual consolidated financial statements for the year ended December 31, 2017 and the interim consolidated financial statements for the nine months ended September 30, 2018, the Company expects that its cash and cash equivalents, including $10,000 of gross proceeds from borrowings under a new loan and security agreement, will be sufficient to fund its operating expenses, capital expenditure requirements and debt service payments through March 31, 2019. The future viability of the Company beyond that point is dependent on its ability to raise additional capital to finance its operations.

In addition to pursuing consummation of the Merger Agreement, the Company plans to seek additional funding through equity financings, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders.

If the Company is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, as of December 20, 2018, the issuance date of the annual consolidated financial statements for the year ended December 31, 2017 and the interim consolidated financial statements for the nine months ended September 30, 2018, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the accrual of research and development expenses and the valuations of common stock, stock options, preferred stock warrants (and the resulting preferred stock warrant liability), derivative instruments (and the resulting derivative liability), and the preferred stock repurchase liability. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of September 30, 2018 and the consolidated statements of operations and comprehensive loss, of convertible preferred stock, redeemable common stock and stockholders’ deficit, and of cash flows for the nine months ended September 30, 2017 and 2018 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of September 30, 2018 and the results of its operations and its cash flows for the nine months ended September 30, 2017 and 2018. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2017 and 2018 are also unaudited. The results for the nine months ended September 30, 2018 are not necessarily indicative of results to be expected for the year ending December 31, 2018, any other interim periods, or any future year or period.

Concentrations of Credit Risk and Significant Suppliers

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents. At December 31, 2016 and 2017 and September 30, 2018 (unaudited), all of the Company’s cash and cash equivalents were held at one financial institution.

The Company is dependent on third-party manufacturers to supply products for research and development activities in its programs. In particular, the Company relies and expects to continue to rely on a small number of manufacturers to supply it with its requirements for the active pharmaceutical ingredients and formulated drugs related to these programs. These programs could be adversely affected by a significant interruption in these manufacturing services or in the supply of active pharmaceutical ingredients and formulated drugs.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents consisted of money market funds as of December 31, 2016 and 2017 and September 30, 2018 (unaudited).

Restricted Cash

As of December 31, 2016, the Company maintained a letter of credit of $55 for the benefit of the landlord of its leased property. The Company classified the $55 as restricted cash (current) on its consolidated balance sheet as of that date. In connection with the Company’s lease agreement entered into January 2017 (see Note 15), the Company maintains a letter of credit of $264 for the benefit of the landlord. As of December 31, 2017 and September 30, 2018 (unaudited), the underlying cash balance securing this letter of credit was classified as restricted cash (non-current) on its consolidated balance sheets.

As of December 31, 2016 and 2017 and September 30, 2018 (unaudited), the Company was required to maintain a separate cash balance of $100 to collateralize corporate credit cards with a bank, which was classified as restricted cash (non-current) on its consolidated balance sheets.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of an equity financing, these costs are recorded in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering or as a reduction to the carrying value of convertible preferred stock. If an in-process equity financing is abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations and comprehensive loss. As of December 31, 2016 and 2017 and September 30, 2018 (unaudited), the Company had no deferred offering costs.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated Useful Life
Office furniture	3 years
Computer equipment	3 years
Software	3 years
Leasehold improvements	Shorter of lease term or 10 years

Estimated useful lives are periodically assessed to determine if changes are appropriate. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the consolidated balance sheet and any resulting gains or losses are included in the consolidated statement of operations and comprehensive loss in the period of disposal. Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service. Assets held under capital leases are stated at the lesser of the present value of

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

future minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization of assets held under capital leases is computed using the straight-line method over the shorter of the estimated useful life of the asset or the period of the related lease.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. The Company did not record any impairment losses on long-lived assets during the years ended December 31, 2016 or 2017 or the nine months ended September 30, 2017 or 2018 (unaudited).

Deferred Rent

The Company’s lease agreements include payment escalations and lease incentives (including a leasehold improvement tenant allowance), which are accrued or deferred as appropriate such that rent expense is recognized on a straight-line basis over the respective lease terms. Leasehold improvement reimbursements from the landlord are recorded as deferred rent and amortized as reductions to lease expense over the lease term. Adjustments for payment escalations are also recorded as deferred rent and amortized over the lease terms.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

The Company’s preferred stock warrant liability, derivative liability and preferred stock repurchase liability are carried at fair value, determined according to Level 3 inputs in the fair value hierarchy described above (See Note 3). The Company’s cash equivalents, consisting of a money market fund invested in U.S. Treasury securities, are carried at fair value, determined based on Level 2 inputs in the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts payable and accrued expenses approximate their fair values due to the short-term nature of these liabilities. The carrying value of the Company’s outstanding long-term debt approximates its fair value because the debt bears interest at a variable market rate.

Segment Information

The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions. The Company’s focus is on the discovery, development and commercialization of novel therapeutics for the treatment of rare diseases. All of the Company’s tangible assets are held in the United States.

Research and Development Costs

Costs associated with internal research and development and external research and development services, including drug development and preclinical studies, are expensed as incurred. Research and development expenses include costs for salaries, employee benefits, subcontractors, facility-related expenses, depreciation and amortization, stock-based compensation, third-party license fees, laboratory supplies, and external costs of outside vendors engaged to conduct discovery, preclinical and clinical development activities and clinical trials as well as to manufacture clinical trial materials, and other costs. The Company recognizes external research and development costs based on an evaluation of the progress to completion of specific tasks using information provided to the Company by its service providers.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such prepaid expenses are recognized as an expense when the goods have been delivered or the related services have been performed, or when it is no longer expected that the goods will be delivered or the services rendered.

Upfront payments, milestone payments and annual maintenance fees under license agreements are expensed in the period in which they are incurred.

Research Contract Costs and Accruals

The Company has entered into various research and development and other agreements with commercial firms, researchers, universities and others for provisions of goods and services. These agreements are generally cancelable, and the related costs are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research and development costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ materially from the Company’s estimates. The Company’s historical accrual estimates have not been materially different from the actual costs.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Debt Issuance Costs

Debt issuance costs consist of payments made to secure commitments under certain debt financing arrangements. These amounts are recognized as interest expense over the period of the financing arrangement using the effective interest method. If the financing arrangement is canceled or forfeited, or if the utility of the arrangement to the Company is otherwise compromised, these costs are recognized as interest expense immediately.

As of January 1, 2016, the Company adopted ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, issued by the Financial Accounting Standards Board (“FASB”), which simplifies the presentation of debt issuance costs. Accordingly, the Company’s consolidated financial statements present debt issuance costs related to a recognized debt liability as a direct reduction from the carrying amount of that debt liability.

Stock-Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. The Company has not issued any stock-based awards with performance-based vesting conditions.

For stock-based awards granted to non-employee consultants, compensation expense is recognized over the period during which services are rendered by such non-employee consultants until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of the Company’s common stock and updated assumption inputs in the Black-Scholes option-pricing model.

The Company classifies stock-based compensation expense in its consolidated statement of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The Company recognizes compensation expense for only the portion of awards that are expected to vest. In developing a forfeiture rate estimate, the Company has considered its historical experience to estimate pre-vesting forfeitures for service-based awards. The impact of a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual forfeiture rate is materially different from the Company’s estimate, the Company may be required to record adjustments to stock-based compensation expense in future periods.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

implied volatility information for its stock. Therefore, the Company estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employee consultants is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

Preferred Stock Warrant Liability

The Company classifies warrants for the purchase of shares of its convertible preferred stock (see Note 8) as a liability on its consolidated balance sheets as these warrants are freestanding financial instruments that may require the Company to transfer assets upon exercise. The warrant liability, which consists of warrants for the purchase of Series A and Series B convertible preferred stock, was initially recorded at fair value upon the date of issuance of each warrant and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of each warrant comprising the preferred stock warrant liability will continue to be recognized until each respective warrant is exercised, expires or qualifies for equity classification.

Derivative Liability

The Company’s license agreement with Genzyme Corporation (“Genzyme”) (see Note 12) contains a contingent payment obligation that requires the Company to make a cash payment to Genzyme upon a change of control event of the Company. The contingent payment obligation meets the definition of a derivative instrument as the contingent payment obligation is not clearly and closely related to its host instrument and is a cash-settled liability. Accordingly, the Company classifies this derivative as a liability within other liabilities (non-current) on its consolidated balance sheet. The derivative liability was initially recorded at fair value on the date of entering into the license agreement and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the derivative liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of the derivative liability will continue to be recognized until a change of control event occurs or until the license agreement is terminated.

Preferred Stock Repurchase Liability

The Company classifies an agreement to repurchase shares of its Series Seed convertible preferred stock as a liability on its consolidated balance sheet as this repurchase agreement was a freestanding financial instrument that required the Company to transfer assets upon settlement. The preferred stock repurchase liability was initially recorded at fair value on the date of entering into the repurchase agreement and was subsequently remeasured to fair value at each reporting date and upon the settlement date until the settlement of the repurchase agreement, which occurred in January 2018. Changes in the fair value of the preferred stock repurchase liability were recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. There was no difference between net loss and comprehensive loss for each of the periods presented in the accompanying consolidated financial statements.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Net Income (Loss) per Share

The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net income (loss) per share attributable to common stockholders is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) attributable to common stockholders is computed by adjusting net income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding stock options, convertible preferred stock and warrants to purchase shares of convertible preferred stock are considered potential dilutive common shares.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

The Company’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2016 and 2017 and nine months ended September 30, 2017 and 2018 (unaudited).

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes existing revenue recognition guidance under GAAP. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The standard defines a five-step process to achieve this principle and will require companies to use more judgment and make more estimates than under the prior guidance. The Company expects that these judgments and estimates will include identifying performance obligations in the customer contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2014-09 such that the standard is effective for public entities for annual periods beginning after December 15, 2017 and for interim periods within those fiscal years. The FASB subsequently issued amendments to ASU 2014-09 that have the same effective date and transition date. The Company adopted ASU 2014-09 as of the required effective date of January 1, 2018 and the adoption had no impact on the Company’s financial position, results of operations or cash flows as the Company does not currently have any revenue-generating arrangements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). The amendments in this update explicitly require a company’s management to assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year of the date of issuance of the entity’s financial statements and to provide related footnote disclosures in certain circumstances. The Company adopted ASU 2014-15 as of the required effective date of December 31, 2016. This guidance relates to footnote disclosure only, and its adoption had no impact on the Company’s financial position, results of operations or cash flows.

In November 2014, the FASB issued ASU No. 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (“ASU 2014-16”). The guidance requires an entity to determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of the relevant facts and circumstances (commonly referred to as the whole-instrument approach). The Company adopted ASU 2014-16 as of January 1, 2016 and reflected the adoption retrospectively to all periods presented, and its adoption had no impact on the Company’s financial position, results of operations or cash flows.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 requires deferred tax liabilities and assets to be classified as non-current on the consolidated balance sheet. The amendment may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company adopted ASU 2015-17 as of January 1, 2017 and reflected the adoption retrospectively to all periods presented, and its adoption had no impact on the Company’s financial position, results of operations or cash flows.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 addresses several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross share compensation expense with actual forfeitures recognized as they occur, and certain classifications on the statement of cash flows. Certain of these changes are required to be applied retrospectively, while other changes are required to be applied prospectively. The Company adopted ASU 2016-09 as of the required effective date of January 1, 2017 and elected to continue to apply an estimated forfeiture rate to stock-based compensation expense. The adoption of ASU 2016-09 had no impact on the Company’s financial position, results of operations or cash flows.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (Topic 230) (“ASU 2016-15”), to address diversity in practice in how certain cash receipts and cash payments are presented in the statement of cash flows. The adoption of ASU 2016-15 is required to be applied retrospectively. The Company adopted ASU 2016-15 as of the required effective date of January 1, 2018, and its adoption had no impact on the Company’s financial position, results of operations or cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Entities are also required to reconcile such total to amounts on the balance sheet and disclose the nature of the restrictions. As early adoption was permitted, the Company adopted ASU 2016-18 retrospectively as of January 1, 2017. Restricted cash is now included as a component of cash, cash equivalents and restricted cash on the Company’s consolidated statement of cash flows. Upon the adoption of ASU 2016-18, the amount of cash and cash equivalents previously presented on the consolidated statements of cash flows for the year ended December 31, 2016 increased by $55 as of the beginning of the year and by $155 as of the end of the year to reflect the inclusion of restricted cash in the amount reported for changes in cash, cash equivalents and restricted cash. Additionally, as a result of the adoption, transfers between restricted and unrestricted cash are no longer presented as a component of the Company’s investing activities.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business and provides a screen to determine when an integrated set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. For public entities, ASU 2017-01 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2017-01 as of the required effective date of January 1, 2018, and its adoption had no impact on the Company’s financial position, results of operations or cash flows.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). The amendments in ASU 2017-09 clarify that modification accounting is required only if the fair value, the vesting conditions or the classification of the awards (as equity or liability) changes as a result of the change in terms or conditions. The Company adopted ASU 2017-09 as of the required effective date of January 1, 2018. The adoption of ASU 2017-09 did not have a material impact on the Company’s financial position, results of operations or cash flows, but will impact the accounting for modifications of stock-based awards, if any, after the date of adoption.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. For public entities, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. ASU 2016-02 initially required adoption using a modified retrospective approach, under which all years presented in the financial statements would be prepared under the revised guidance. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842), which added an optional transition method under which financial statements may be prepared under the revised guidance for the year of adoption, but not for prior years. Under the latter method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the method of adoption of this guidance and the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) (Part I) Accounting for Certain Financial Instruments with Down Round Features (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). Part I applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within Accounting Standards Codification (“ASC”) Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. For public entities, ASU 2017-11 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of ASU 2017-11 will have on its consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). These amendments expand the scope of Topic 718, Compensation—Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to non-employees for goods or services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

aligned. The ASU supersedes Subtopic 505-50, Equity—Equity-Based Payments to Non-Employees. This standard is effective for public companies for annual periods beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted as long as ASU 2014-09 has been adopted by the Company. The Company is currently evaluating the impact that the adoption of ASU 2018-17 will have on its consolidated financial statements and disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which removes, adds and modifies certain disclosure requirements for fair value measurements in Topic 820. The Company will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy as well as the valuation processes of Level 3 fair value measurements. However, the Company will be required to additionally disclose the changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements and the range and weighted average of assumptions used to develop significant unobservable inputs for Level 3 fair value measurements. ASU 2018-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments relating to additional disclosure requirements will be applied prospectively for only the most recent interim or annual period presented in the initial year of adoption. All other amendments will be applied retrospectively to all periods presented upon their effective date. The Company is currently evaluating the impact that the adoption of ASU 2018-13 will have on its consolidated financial statements.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

3.	Fair Value of Financial Assets and Liabilities

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values:

	Fair Value Measurements as of December 31, 2016 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents — Money market fund	$—	$15,160	$—	$15,160

	$—	$15,160	$—	$15,160

Liabilities:
Preferred stock warrant liability	$—	$—	$1,788	$1,788

	$—	$—	$1,788	$1,788

	Fair Value Measurements as of December 31, 2017 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents — Money market fund	$—	$26,684	$—	$26,684

	$—	$26,684	$—	$26,684

Liabilities:
Preferred stock warrant liability	$—	$—	$1,245	$1,245
Derivative liability	—	—	94	94
Preferred stock repurchase liability	—	—	587	587

	$—	$—	$1,926	$1,926

	Fair Value Measurements as of September 30, 2018 Using:
	Level 1	Level 2	Level 3	Total
	(unaudited)
Assets:
Cash equivalents — Money market fund	$—	$9,840	$—	$9,840

	$—	$9,840	$—	$9,840

Liabilities:
Preferred stock warrant liability	$—	$—	$1,681	$1,681
Derivative liability	—	—	505	505

	$—	$—	$2,186	$2,186

During the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 (unaudited), there were no transfers between Level 1, Level 2 and Level 3.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

The Company’s cash equivalents consisted of a money market fund invested in U.S. Treasury securities. The money market fund was valued using inputs observable in active markets for similar securities, which represents a Level 2 measurement in the fair value hierarchy.

Valuation of Preferred Stock Warrant Liability

The preferred stock warrant liability in the table above consists of the fair values of (i) warrants to purchase shares of Series A convertible preferred stock that were issued in 2015 and shares of Series B convertible preferred stock that were issued in 2017 and 2018 in connection with the Company’s Series A and Series B convertible preferred stock financings, respectively (see Notes 7 and 8) and (ii) warrants to purchase shares of Series A convertible preferred stock that were issued in 2016 in connection with the Company’s entering into a loan and security agreement with Silicon Valley Bank (see Note 6). The liability associated with the warrants was recorded at fair value on the dates the warrants were issued and exercisable and is subsequently remeasured to fair value at each reporting date. The aggregate fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

The Company used various valuation methods, including the Monte Carlo method, the option-pricing method and the hybrid method (which is a combination of an option-pricing method and a probability-weighted expected return method), all of which incorporate assumptions and estimates, to value the preferred stock warrants. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying shares of the Company’s Series A and Series B convertible preferred stock, risk free interest rate, expected dividend yield, expected volatility of the price of the underlying preferred stock, and either the remaining contractual term of the warrants (except for warrants that would be automatically exercised upon an initial public offering, in which case the remaining estimated term to automatic exercise was used). The most significant assumption in the Monte Carlo method, the option-pricing method and the hybrid method impacting the fair value of the preferred stock warrants is the fair value of the Company’s convertible preferred stock as of each remeasurement date. The Company determines the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of its convertible preferred stock, results obtained from third-party valuations and additional factors that are deemed relevant. As of December 31, 2016 and 2017 and September 30, 2018 (unaudited), the fair value of the Series A convertible preferred stock was $1.90 per share, $1.19 per share and $1.20 per share, respectively. As of December 31, 2017 and September 30, 2018 (unaudited), the fair value of the Series B convertible preferred stock was $1.84 per share and $1.55 per share, respectively. The Company historically has been a private company and lacks company-specific historical and implied volatility information of its stock. Therefore, it estimates its expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the estimated remaining term of the warrants. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the estimated remaining term of the warrants. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future.

Valuation of Derivative Liability

The fair value of the derivative liability recognized in connection with the Company’s July 2014 license agreement with Genzyme (see Note 12) was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the derivative liability is reported within other liabilities on the consolidated balance sheets.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

The fair value of the derivative liability was estimated by the Company at each reporting date based, in part, on the results of third-party valuations, which were prepared using the option-pricing method or the hybrid method, each of which considered as inputs the type, timing and probability of occurrence of a change of control event, the potential amount of the payment under potential exit scenarios, the fair value per share of the underlying common stock and the risk-adjusted discount rate. As of December 31, 2016, and for all reporting periods prior to December 31, 2016, the fair value of derivative liability was immaterial and was recorded at $0.

Valuation of Preferred Stock Repurchase Liability

The fair value of the preferred stock repurchase liability recognized in connection with an October 2017 Series Seed convertible preferred stock repurchase agreement (see Note 7) was determined, in part, based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. In particular, the fair value of the preferred stock repurchase liability was estimated by multiplying (i) the 598,975 shares of Series Seed convertible preferred stock that the Company agreed to repurchase by (ii) the difference between (A) the agreed repurchase price of $1.88 per share and (B) the fair value per share of the Series Seed convertible preferred stock, which result approximated the fair value of the preferred stock repurchase liability given the short duration of the contract. The Company determined the fair value per share of the Series Seed preferred stock by taking into consideration the most recent sales of its convertible preferred stock, results obtained from third-party valuations and additional factors that were deemed relevant. As of December 31, 2017, the fair value of the Series Seed convertible preferred stock was $0.90 per share. In January 2018, the Series Seed preferred stock repurchase agreement was settled (see Note 7).

The following table provides a roll-forward of the aggregate fair values of the Company’s warrant liability, derivative liability and preferred stock repurchase liability, for which fair values are determined using Level 3 inputs:

	Preferred Stock Warrant Liability	Derivative Liability	Preferred Stock Repurchase Liability
Balance as of December 31, 2015	$1,762	$—	$—
Issuance of warrants to purchase shares of Series A convertible preferred stock	74	—	—
Change in fair value	(48)	—	—

Balance as of December 31, 2016	1,788	—	—
Issuance of warrants to purchase shares of Series B convertible preferred stock	817	—	—
Initial fair value of Series Seed convertible preferred stock subject to repurchase	—	—	587
Change in fair value	(1,360)	94	—

Balance as of December 31, 2017	1,245	94	587
Issuance of warrants to purchase shares of Series B convertible preferred stock	172	—	—
Repurchase of Series Seed convertible preferred stock in connection with settlement of preferred stock repurchase liability	—	—	(587)
Change in fair value	264	411	—

Balance as of September 30, 2018 (unaudited)	$1,681	$505	$—

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

4.	Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31,		September 30, 2018
	2016	2017
			(unaudited)
Leasehold improvements	$3	$299	$299
Furniture and fixtures	16	53	53
Computer equipment	17	59	56
Software	28	28	9

	64	439	417
Less: Accumulated depreciation and amortization	(27)	(95)	(150)

	$37	$344	$267

Depreciation and amortization expense related to property and equipment was $20, $71, $44 and $77 for the years ended December 31, 2016 and 2017 and nine months ended September 30, 2017 and 2018 (unaudited), respectively.

As of December 31, 2017 and September 30, 2018 (unaudited), the gross amount of assets under capital leases totaled $37 and related accumulated amortization totaled $7 and $16, respectively. As of December 31, 2016, there were no assets under capital leases.

5.	Accrued Expenses

Accrued expenses consisted of the following:

	December 31,		September 30, 2018
	2016	2017
			(unaudited)
Accrued employee compensation and benefits	$574	$717	$945
Accrued external research and development expenses	166	542	1,198
Accrued professional fees	—	185	531
Deferred rent, current portion	—	114	136
Other	—	62	89

	$740	$1,620	$2,899

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

6.	Long-Term Debt

Long-term debt consisted of the following:

	December 31,		September 30, 2018
	2016	2017
			(unaudited)
Principal amount of long-term debt	$—	$6,000	$4,500
Less: Current portion of long-term debt	—	(1,667)	(759)

Long-term debt, net of current portion	—	4,333	3,741
Cumulative accretion of final payment due at maturity	—	48	128

Long-term debt, including accretion, net of current portion	$—	$4,381	$3,869

In October 2016, the Company entered into a loan and security agreement with Silicon Valley Bank (“SVB”), which the Company refers to as the SVB Loan Agreement, pursuant to which SVB made certain term loans available to the Company. The SVB Loan Agreement provided for aggregate maximum borrowings of up to $10,000, consisting of: (i) subject to specified conditions, a term loan of up to $6,000 (the “Term A Loan”), which was borrowed by the Company in June 2017, and (ii) subject to specified conditions, an additional term loan of up to $4,000 (the “Term B Loan”) available for borrowing until December 31, 2017. As of December 31, 2017, the Company had not borrowed any amounts under the Term B Loan and the availability of the additional $4,000 expired.

Borrowings under the SVB Loan Agreement bore interest at a variable rate equal to 5.5% plus the greater of (i) 3.5% or (ii) The Wall Street Journal prime rate; provided, however, that in an event of default, as defined, the interest rate applicable to borrowings under the SVB Loan Agreement would be increased by 5.0%. As of December 31, 2017 and September 30, 2018 (unaudited), the interest rate applicable to borrowings under the SVB Loan Agreement was 10.0% and 10.5%, respectively. In addition, the SVB Loan Agreement provided for a final payment, payable upon maturity or the repayment in full of all obligations under agreement, equal to 4.5% of the total amount borrowed, or $270. The final payment was being accreted to interest expense to increase the carrying value of the debt over the term of the loan using the effective interest method.

During the year ended December 31, 2016, the Company paid SVB $89 for facility fees and legal costs associated with entering into the SVB Loan Agreement. These costs were recorded as debt issuance costs within prepaid expenses and other current assets as of December 31, 2016 and were fully recognized as non-cash interest expense using the effective interest method over the term that the Term A Loan and Term B Loan were available to be drawn, which expired on June 30, 2017 and December 31, 2017, respectively.

Borrowings under the SVB Loan Agreement were repayable in monthly interest-only payments through December 2017 and in equal monthly payments of principal and accrued interest from January 2018 until the maturity date of the SVB Loan Agreement in December 2020. At its option, the Company was entitled to prepay all, but not less than all, of the outstanding borrowings, subject to a prepayment premium of up to 3% of the principal amount outstanding as of the date of repayment.

Borrowings under the SVB Loan Agreement were collateralized by substantially all of the Company’s personal property, excluding intellectual property. Under the SVB Loan Agreement, the Company agreed to affirmative and negative covenants to which it would remain subject until maturity or repayment in full. The negative covenants included restrictions on the Company’s ability to incur additional indebtedness, pay

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

dividends, encumber its intellectual property, or engage in certain fundamental business transactions, such as mergers or acquisitions of other businesses. The obligations under the SVB Loan Agreement were subject to acceleration upon occurrence of specified events of default, including payment default, insolvency and a material adverse change in the Company’s business, operations or financial or other condition.

In connection with entering into the SVB Loan Agreement, in October 2016, the Company issued to the lenders warrants for the purchase of 54,256 shares of Series A convertible preferred stock at an exercise price of $1.88 per share, which warrants had an aggregate initial fair value of $74 (see Note 8). The warrants were immediately exercisable and expire in October 2026. On the issuance date of the warrants, the Company recorded the issuance-date fair value of the warrants of $74 as a preferred stock warrant liability, with a corresponding amount recorded as debt issuance costs within prepaid expenses and other current assets as the warrants were issued prior to any amounts being drawn under the SVB Loan Agreement. The $74 was recognized as non-cash interest expense using the effective interest method over the period that the Term A Loan was available for borrowing through June 30, 2017. Together with the amortization of the facility fees and legal costs of $89 and the accretion of the final payment of $270, total non-cash interest expense recognized during the years ended December 31, 2016 and 2017 was $53 and $157, respectively. Total non-cash interest expense recognized during the nine months ended September 30, 2017 and 2018 (unaudited) was $125 and $80, respectively. The debt discount related to the warrants is reflected as a reduction of the carrying value of the long-term debt on the Company’s consolidated balance sheet and is being accreted to interest expense over the term of the loan using the effective interest method.

The Company recognized aggregate interest expense under the SVB Loan Agreement of $53, $487, $300 and $482 for the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 (unaudited), respectively, which includes the non-cash interest expense described above. The Company’s annual effective interest rate of the SVB Loan Agreement was approximately 12.0% for the year ended December 31, 2017 and approximately 11.8% for the nine months ended September 30, 2018 (unaudited).

There were no principal payments due or paid under the SVB Loan Agreement during the years ended December 31, 2016 or 2017. During the nine months ended September 30, 2018 (unaudited), the Company made aggregate principal payments of $1,500.

As of December 31, 2017, future principal payments and the final payment due under the SVB Loan Agreement were as follows:

Year Ending December 31,
2018	$2,000
2019	2,000
2020	2,270

$6,270

In October 2018, the Company entered into a loan and security agreement (the “Hercules Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), which provides for aggregate maximum borrowings of up to $13,000. In October 2018, the Company borrowed $8,000 under the Hercules Loan Agreement. In connection with entering into the Hercules Loan Agreement, the Company issued to the lender warrants for the purchase of 210,638 shares of Series B convertible preferred stock at an exercise price of $1.88 per share. The warrants were immediately exercisable and expire in October 2028. In addition, in connection with entering into the Hercules

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

Loan Agreement, the Company repaid all amounts due under the SVB Loan Agreement, including unpaid principal of $4,333 and a final payment of $270, and the SVB Loan Agreement was terminated (see Note 17).

In December 2018, the Company entered into the First Amendment to the Hercules Loan Agreement, which amended the available borrowing dates of the second tranche and amended the term loan maturity date to November 1, 2021. In December 2018, the Company borrowed the additional $2.0 million provided under this amendment (see Note 17).

In accordance with the applicable accounting standards, a short-term debt obligation should be excluded from current liabilities if the entity has both the intent and ability to refinance the obligation on a long-term basis. The intent and ability can be demonstrated by the issuance of a long-term obligation to refinance the short-term obligation on a long-term basis after the date of an entity’s balance sheet but before that balance sheet is issued. Accordingly, as of December 31, 2017, the Company classified $1,667 as a short-term debt obligation, representing all subsequent principal payments made prior to the repayment of all borrowings under the SVB Loan Agreement in October 2018. As of September 30, 2018 (unaudited), the Company classified $167 as a short-term debt obligation, representing all subsequent principal payments made prior to the repayment of all borrowings under the SVB Loan Agreement in October 2018 as well as the $592 of principal payments due under the Hercules Loan Agreement, as that amount represented principal amounts payable within 12 months of the September 30, 2018 balance sheet date under the terms of that agreement.

7.	Convertible Preferred Stock

The Company has issued Series Seed convertible preferred stock (the “Series Seed preferred stock”), Series A convertible preferred stock (the “Series A preferred stock”) and Series B convertible preferred stock (the “Series B preferred stock”). The Series Seed preferred stock, Series A preferred stock and Series B preferred stock are collectively referred to as the “Preferred Stock”. As of December 31, 2016 and 2017 and September 30, 2018 (unaudited), the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue a total of 25,000,000 shares, 54,313,523 shares and 59,413,523 shares, respectively, of Preferred Stock, with a par value of $0.001 per share. As of December 31, 2016 and 2017 and September 30, 2018 (unaudited), 686,477 shares, 10,000,000 shares and 10,000,000 shares of Preferred Stock, respectively, remained undesignated.

The holders of Preferred Stock have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of stockholders’ deficit on the consolidated balance sheet.

In January 2015, the Company issued and sold 2,115,111 shares of Series Seed preferred stock, consisting of (i) 1,162,128 shares sold at a price of $0.882 per share for proceeds of $986, net of issuance costs of $39, and (ii) 952,983 shares issued upon the conversion of $841 of principal and interest accrued on a convertible promissory note.

In August 2015, the Company issued and sold 19,946,862 shares of Series A preferred stock at a price of $1.88 per share for proceeds of $34,242, net of issuance costs of $3,258, including a fee paid to the placement agent of $2,984. In connection with the Series A preferred stock issuance, the Company also issued to the placement agent warrants for the purchase of an aggregate of 1,587,238 shares of Series A preferred stock (See Note 8). The initial carrying value of the Series A preferred stock was recorded at $32,480, equal to $37,500 of gross proceeds received by the Company, reduced by the issuance costs of $3,258 and the $1,762 aggregate fair value of the warrants to purchase shares of Series A preferred stock (see Note 8).

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

In October 2017, the Company entered into a stock repurchase agreement with a holder of Series Seed preferred stock for the repurchase of 598,975 shares of Series Seed preferred stock at a price of $1.88 per share, which was contingent upon the closing of a Series B preferred stock financing by the Company and obtaining SVB’s written consent to the repurchase. Upon entering into the repurchase agreement, the Company concluded that the arrangement was a freestanding financial instrument that was required to be recorded as a liability at fair value. In connection with this agreement, the Company recorded a preferred stock repurchase liability of $587 for the fair value of the financial instrument on the consolidated balance sheet and a corresponding expense in the consolidated statement of operations and comprehensive loss. The fair value of the repurchase liability was estimated by multiplying (i) the 598,975 shares of Series Seed preferred stock that the Company agreed to repurchase by (ii) the difference between (A) the agreed repurchase price of $1.88 per share and (B) the fair value per share of the Series Seed preferred stock of $0.90 per share at the date of the agreement, which approximated the fair value of the preferred stock repurchase liability given the short duration of the contract. In January 2018 (see Note 17), the Company settled the transaction and repurchased the 598,975 shares of Series Seed preferred stock for a cash payment of $1,126. The changes in the fair value of the preferred stock repurchase liability from October 2017 to December 31, 2017 and through the settlement date of the repurchase agreement in January 2018 were immaterial. In January 2018, the $22 aggregate difference between the estimated fair value and the carrying value of the Series Seed preferred stock that was repurchased was recorded as in increase to accumulated deficit upon settlement of the repurchase agreement.

In November and December 2017, the Company issued and sold 15,956,995 shares of Series B preferred stock at a price of $1.88 per share for proceeds of $27,413, net of issuance costs of $2,586, including a fee paid to the placement agent of $2,353. In connection with the Series B preferred stock issuance, the Company (i) issued to the purchasers of the Series B preferred stock warrants for the purchase of an aggregate of 1,595,731 shares of Series B preferred stock and (ii) issued to the placement agent a warrant for the purchase of 1,219,815 shares of Series B preferred stock (see Note 8). The initial carrying value of the Series B preferred stock was recorded at $26,596, equal to $29,999 of gross proceeds received by the Company, reduced by issuance costs of $2,586 and the $817 aggregate fair value of the warrants to purchase shares of Series B preferred stock.

In September 2018, the Company issued and sold 2,659,574 shares of Series B preferred stock at a price of $1.88 per share for proceeds of $4,461, net of issuance costs of $539, including a fee paid to the placement agent of $432. In connection with the Series B preferred stock issuance, the Company issued to the placement agent a warrant for the purchase of 478,722 shares of Series B preferred stock (see Note 8). The initial carrying value of the Series B preferred stock was recorded at $4,289, equal to $5,000 of gross proceeds received by the Company, reduced by the issuance costs of $539 and the $172 aggregate fair value of the warrants to purchase shares of Series B preferred stock.

Upon issuance of each class of Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities and determined that such features did not require the Company to separately account for these features. The Company also concluded that no beneficial conversion feature existed on the issuance date of each class of Preferred Stock.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

As of each balance sheet date, the Preferred Stock consisted of the following:

	December 31, 2016
	Preferred Stock Designated	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series Seed preferred stock	2,313,523	2,115,111	$1,827	$1,866	2,115,111
Series A preferred stock	22,000,000	19,946,862	32,480	41,624	19,946,862

	24,313,523	22,061,973	$34,307	$43,490	22,061,973

	December 31, 2017
	Preferred Stock Designated	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series Seed preferred stock	2,313,523	2,115,111	$1,827	$2,014	2,115,111
Series A preferred stock	22,000,000	19,946,862	32,480	44,624	19,946,862
Series B preferred stock	20,000,000	15,956,995	26,596	29,999	15,956,995

	44,313,523	38,018,968	$60,903	$76,637	38,018,968

	September 30, 2018 (unaudited)
	Preferred Stock Designated	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series Seed preferred stock	2,313,523	1,516,136	$1,310	$1,417	1,516,136
Series A preferred stock	22,000,000	19,946,862	32,480	46,868	19,946,862
Series B preferred stock	25,100,000	18,616,569	30,885	34,999	18,616,569

	49,413,523	40,079,567	$64,675	$83,284	40,079,567

The holders of the Preferred Stock have the following rights and preferences:

Voting

The holders of Preferred Stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of common stock into which each share of Preferred Stock could convert on the record date for determination of stockholders entitled to vote.

The holders of Series Seed preferred stock, voting exclusively and as a separate class, are entitled to elect one director of the Company, and the holders of Series A and Series B preferred stock, voting together as a single class, are entitled to elect one director of the Company.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance. In addition, each share of Preferred Stock will be automatically converted into shares of common stock

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

at the applicable conversion ratio then in effect (i) upon the closing of a firm-commitment public offering resulting in at least $50,000 of gross proceeds to the Company at a price of at least $9.40 per share of common stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, or (ii) upon the written consent of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class.

The conversion ratio of each series of Preferred Stock is determined by dividing the Original Issue Price of each series by the Conversion Price of each series. The Original Issue Price per share is $0.882 for Series Seed preferred stock (the “Series Seed Original Issue Price”), $1.88 for Series A preferred stock (the “Series A Original Issue Price”) and $1.88 for Series B preferred stock (the “Series B Original Issue Price”), each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated. The Conversion Price per share is $0.882 for Series Seed preferred stock, $1.88 for Series A preferred stock and $1.88 for Series B preferred stock, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated. Accordingly, as of December 31, 2016 and 2017 and September 30, 2018 (unaudited), each share of each series of Preferred Stock was convertible into shares of common stock on a one-for-one basis.

Dividends

The holders of Series Seed preferred stock are entitled to receive noncumulative dividends when, as and if declared by the board of directors. Dividends accrue on Series Seed preferred stock at a rate of 8%; however, such dividends are only payable when, as and if declared by the board of directors or in the case of a liquidation, dissolution, or winding up of the Company or Deemed Liquidation Event (as defined below).

The holders of Series A preferred stock are entitled to receive cumulative dividends when, as and if declared by the board of directors. Dividends accrue on Series A preferred stock at a rate of 8%; however, such dividends are only payable when, as and if declared by the board of directors or in the case of a liquidation, dissolution, or winding up of the Company or Deemed Liquidation Event (as defined below). Such dividends have not been accreted to the carrying value of the Series A preferred stock as a liquidation event is not yet probable and the holders of the Series A preferred stock have no redemption rights. Additionally, for the computation of net loss per share attributable to common stockholders (see Note 14), accruing undeclared dividends on Series A preferred stock increased the net loss attributable to common stockholders for the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 (unaudited) by $3,008, $3,000, $2,244 and $2,244, respectively.

The holders of Series B preferred stock are only entitled to receive noncumulative dividends when, as and if declared by the board of directors.

The Company may not (i) declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company, other than dividends on shares of common stock payable in shares of common stock, unless the holders of the Series A preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A preferred stock in an amount at least equal to (A) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of Series A preferred stock as would equal the product of (1) the dividend payable on each share of such class or series determined as if all shares of such class or series had been converted into common stock and

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

(2) the number of shares of common stock issuable upon conversion of a share of Series A preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (B) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of Series A preferred stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the Original Issue Price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price, and (ii) declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of (A) Series A preferred stock or (B) common stock payable in shares of common stock) unless the holders of the Series Seed preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series Seed preferred stock in an amount at least equal to (A) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of Series Seed preferred stock as would equal the product of (1) the dividend payable on each share of such class or series determined as if all shares of such class or series had been converted into common stock and (2) the number of shares of common stock issuable upon conversion of a share of Series Seed preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of Series Seed preferred stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the Original Issue Price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series Seed Original Issue Price provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result (x) in the case of the Series Seed preferred stock, in the highest Series Seed preferred stock dividend and (y) in the case of the Series A preferred stock, in the highest Series A preferred stock dividend.

Through December 31, 2017 and September 30, 2018 (unaudited), no cash dividends have been declared or paid.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined below), each holder of the then-outstanding Series B preferred stock will be entitled to receive an amount equal to the greater of (i) the Series B Original Issue Price plus any dividends declared but unpaid thereon or (ii) the amount such holder would have received if such holder had converted its shares into common stock immediately prior to such liquidation event. In the event that the assets available for distribution to stockholders are insufficient to pay the holders of Series B preferred stock the full amounts to which they are entitled, the assets available for distribution will be distributed on a pro rata basis among the holders of the Series B preferred stock in proportion to the respective amounts that would otherwise be payable in respect of such shares.

After the payment of all preferential amounts to the holders of Series B preferred stock, each holder of the then-outstanding Series A preferred stock will be entitled to receive an amount equal to the greater of (i) the Series A Original Issue Price plus any accrued dividends and any other dividends declared but unpaid thereon or (ii) the amount such holder would have received if such holder had converted its shares into common stock

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

immediately prior to such liquidation event. In the event that the assets available for distribution to stockholders are insufficient to pay the holders of Series A preferred stock the full amounts to which they are entitled, the assets available for distribution will be distributed on a pro rata basis among the holders of the Series A preferred stock in proportion to the respective amounts that would otherwise be payable in respect of such shares.

After the payment of all preferential amounts to the holders of Series B and Series A preferred stock, each holder of the then-outstanding Series Seed preferred stock will be entitled to receive an amount equal to the Series Seed Original Issue Price plus any accrued dividends and any other dividends declared but unpaid thereon. In the event that the assets available for distribution to stockholders are insufficient to pay the holders of Series Seed preferred stock the full amounts to which they are entitled, the assets available for distribution will be distributed on a pro rata basis among the holders of the Series Seed preferred stock in proportion to the respective amounts that would otherwise be payable in respect of such shares.

After the payment of all preferential amounts to the holders of Preferred Stock, then, to the extent available, the remaining assets of the Company will be distributed among the holders of Series Seed preferred stock and common stock, pro rata based on the number of shares held by each such holder, treating all such securities as if they had been converted to common stock immediately prior to such liquidation event.

Unless the holders of majority of the then-outstanding Preferred Stock, voting together as a single class, elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company. The Company’s proposed merger with Arsanis (see Note 1) does not qualify as an IPO or a Deemed Liquidation Event under the terms of the warrants.

Redemption

The Company’s certificate of incorporation, as amended and restated, does not provide redemption rights to the holders of Preferred Stock.

8.	Preferred Stock Warrants

As of each balance sheet date, the Company’s outstanding warrants to purchase shares of convertible preferred stock consisted of the following:

December 31, 2016
Warrant Name	Issuance Date	Number of Shares of Preferred Stock Issuable	Exercise Price	Exercisable for	Classification	Expiration Date
Series A warrants	August 14, 2015	854,785	$2.07	Series A	Liability	August 14, 2020
Series A warrants	August 21, 2015	732,453	$2.07	Series A	Liability	August 21, 2020
SVB warrants	October 25, 2016	54,256	$1.88	Series A	Liability	October 24, 2026

		1,641,494

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

December 31, 2017
Warrant Name	Issuance Date	Number of Shares of Preferred Stock Issuable	Exercise Price	Exercisable for	Classification	Expiration Date
Series A warrants	August 14, 2015	854,785	$2.07	Series A	Liability	August 14, 2020
Series A warrants	August 21, 2015	732,453	$2.07	Series A	Liability	August 21, 2020
SVB warrants	October 25, 2016	54,256	$1.88	Series A	Liability	October 24, 2026
Series B warrants	November 1, 2017	1,374,435	$1.88	Series B	Liability	October 31, 2020
Series B warrants	November 17, 2017	88,845	$1.88	Series B	Liability	November 16, 2020
Series B warrants	December 4, 2017	59,576	$1.88	Series B	Liability	December 3, 2020
Series B warrants	December 28, 2017	72,875	$1.88	Series B	Liability	December 27, 2020
Series B warrants	December 28, 2017	1,219,815	$1.88	Series B	Liability	December 28, 2027

		4,457,040

September 30, 2018 (unaudited)
Warrant Name	Issuance Date	Number of Shares of Preferred Stock Issuable	Exercise Price	Exercisable for	Classification	Expiration Date
Series A warrants	August 14, 2015	854,785	$2.07	Series A	Liability	August 14, 2020
Series A warrants	August 21, 2015	732,453	$2.07	Series A	Liability	August 21, 2020
SVB warrants	October 25, 2016	54,256	$1.88	Series A	Liability	October 24, 2026
Series B warrants	November 1, 2017	1,374,435	$1.88	Series B	Liability	October 31, 2020
Series B warrants	November 17, 2017	88,845	$1.88	Series B	Liability	November 16, 2020
Series B warrants	December 4, 2017	59,576	$1.88	Series B	Liability	December 3, 2020
Series B warrants	December 28, 2017	72,875	$1.88	Series B	Liability	December 27, 2020
Series B warrants	December 28, 2017	1,219,815	$1.88	Series B	Liability	December 28, 2027
Series B warrants	September 12, 2018	478,722	$1.88	Series B	Liability	September 12, 2021

		4,935,762

The Company classifies all of its preferred stock warrants as a liability on its consolidated balance sheet because the warrants are freestanding financial instruments that may require the Company to transfer assets upon exercise. The liability associated with each of these warrants was initially recorded at fair value upon the issuance date of each warrant and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of each warrant comprising the preferred stock warrant liability will continue to be recognized until each respective warrant is exercised, expires or qualifies for equity classification.

Series A Preferred Stock Warrants

In connection with the issuance of Series A preferred stock in August 2015 (see Note 7), the Company issued warrants for the purchase of an aggregate of 1,587,238 shares of Series A preferred stock (the “Series A warrants”) at an exercise price of $2.07 per share. The warrants were immediately exercisable and expire in August 2020.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

The issuance-date fair value of the Series A warrants of $1,762 was recorded as a warrant liability and as a corresponding reduction in the carrying value of the Series A preferred stock. The Company remeasured the liability associated with the Series A warrants as of December 31, 2016 and 2017 and September 30, 2018 (unaudited) and determined that the fair value of the warrant liability was $1,714, $412 and $476, respectively (see Note 3). The Company recognized gains (losses) of $48, $1,302, $1,235 and $(64) within other income (expense), net in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 (unaudited), respectively, related to the change in fair value of the Series A warrants.

SVB Preferred Stock Warrants

In connection with the SVB Loan Agreement (see Note 6), in October 2016, the Company issued to the lenders warrants for the purchase of 54,256 shares of Series A preferred stock (the “SVB warrants”) at an exercise price of $1.88 per share. The warrants were immediately exercisable and expire in October 2026.

The issuance-date fair value of the SVB warrants of $74 was recorded as a warrant liability and as a corresponding reduction in the carrying value of long-term debt. The Company remeasured the liability associated with the SVB warrants as of December 31, 2016 and 2017 and September 30, 2018 (unaudited) and determined that the fair value of the warrant liability was $74, $16 and $20, respectively. The Company recognized gains (losses) of $0, $58, $57 and $(4) within other income (expense), net in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 (unaudited), respectively, related to the change in fair value of the SVB warrants.

Series B Preferred Stock Warrants

In connection with the issuance of Series B preferred stock in November and December 2017 and September 2018 (see Note 7), the Company issued warrants for the purchase of an aggregate of 3,294,268 shares of Series B preferred stock (the “Series B warrants”) at an exercise price of $1.88 per share. The warrants were immediately exercisable. Warrants for the purchase of an aggregate of 1,595,731 shares of Series B preferred stock expire in October, November and December 2020, a warrant for the purchase of 478,722 shares of Series B preferred stock expires in September 2021 and a warrant for the purchase of 1,219,815 shares of Series B preferred stock expires in December 2027.

The issuance-date fair value of the Series B warrants issued in November and December 2017 was $817, which was recorded as a liability and as a corresponding reduction in the carrying value of the Series B preferred stock. The Company remeasured the liability associated with the Series B warrants issued in November and December 2017 as of December 31, 2017 and September 30, 2018 (unaudited) and determined that the fair value of these warrants were $817 and $1,013. The Company recognized gains (losses) of $0 and $(196) within other income (expense), net in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2017 and the nine months ended September 30, 2018 (unaudited), respectively, related to the change in fair value of the Series B warrants issued in November and December 2017.

The issuance-date fair value of the Series B warrant issued in September 2018 was $172, which was recorded as a liability and as a corresponding reduction in the carrying value of the Series B preferred stock. The Company remeasured the liability associated with the Series B warrant issued in September 2018 as of September 30, 2018 (unaudited) and determined that there was no change in the fair value of this warrant.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

All of the Company’s outstanding preferred stock warrants, other than the SVB warrants, contain a feature whereby the warrants will be automatically exercised and net settled in shares upon an initial public offering or a Deemed Liquidation Event. Upon either of those events, the holders of the preferred stock warrants will be issued a number of shares of the Company equal in value to the difference between the fair value of the shares into which each warrant is exercisable and the exercise price of such warrant.

Upon the closing of the proposed merger with Arsanis (see Note 1), pursuant to the Merger Agreement, all of the outstanding preferred stock warrants will become exercisable for common stock of Arsanis instead of preferred stock; accordingly, the fair value of the warrant liability for these warrants at that time will be reclassified to additional paid-in capital.

9.	Redeemable Common Stock

Pursuant to the requirements of the July 2014 license agreement with Genzyme (see Note 12), in August 2015, the Company issued to Genzyme for no additional consideration 1,129,823 shares of common stock, which had an aggregate fair value of $734 on the date of issuance. Genzyme has the right to require the Company to repurchase all, but not less than all, of these shares of common stock at any time during the term of the license agreement for a price of $0.01 per share. Because of this redemption feature, the shares of common stock issued to Genzyme are classified outside of stockholders’ deficit on the consolidated balance sheets.

10.	Common Stock

As of December 31, 2016 and 2017 and September 30, 2018 (unaudited), the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 75,000,000 shares, 110,000,000 shares and 116,500,000 shares, respectively, of $0.001 par value common stock. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth above.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. The holders of common stock, voting exclusively and as a separate class, are entitled to elect one director of the Company. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferential dividend rights of Preferred Stock. Through December 31, 2017 and September 30, 2018 (unaudited), no cash dividends had been declared or paid.

11.	Stock-Based Compensation

2015 Employee, Director and Consultant Equity Incentive Plan

The Company’s 2015 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2015 Plan”), provides for the Company to grant incentive stock options or nonqualified stock options, restricted stock awards and other stock-based awards to employees, directors and consultants of the Company.

The total number of shares of common stock that may be issued under the 2015 Plan was 6,000,000 shares as of December 31, 2016. During the year ended December 31, 2017, the Company increased the number of shares of common stock reserved for issuance under the 2015 Plan to 9,000,000 shares. During the nine months ended September 30, 2018, the Company increased the number of shares of common stock reserved for issuance

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

under the 2015 Plan to 10,200,000 shares. As of December 31, 2017 and September 30, 2018 (unaudited), 3,889,724 shares and 2,496,598 shares, respectively, remained available for future grant under the 2015 Plan. Shares that are expired, forfeited, canceled or otherwise terminated without having been fully exercised will be available for future grant under the 2015 Plan. In addition, shares of common stock that are tendered to the Company by a participant to exercise an award are added to the number of shares of common stock available for future grants.

The 2015 Plan is administered by the board of directors or, at the discretion of the board of directors, by a committee of the board of directors. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors, or its committee if so delegated, except that the exercise price per share of stock options may not be less than 100% of the fair market value of the share of common stock on the date of grant and the term of the stock option may not be greater than ten years. Stock options granted to employees, officers, members of the board of directors and consultants typically vest over a four-year period. The Company’s board of directors values the Company’s common stock, taking into consideration its most recently available valuation of common stock performed by third parties as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant.

During the years ended December 31, 2016 and 2017, the Company granted to employees and directors options to purchase 2,444,935 shares and 1,641,500 shares, respectively, of common stock. During the nine months ended September 30, 2017 and 2018 (unaudited), the Company granted to employees and directors options to purchase 1,641,500 shares and 3,589,190 shares, respectively, of common stock. The Company recorded stock-based compensation expense for options granted to employees and directors of $421, $441, $319 and $455 during the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 (unaudited), respectively.

During the years ended December 31, 2016 and 2017, the Company granted to non-employee consultants options to purchase 207,004 shares and 72,000 shares, respectively, of common stock. During the nine months ended September 30, 2017 and 2018 (unaudited), the Company granted to non-employee consultants options to purchase 72,000 shares and 21,000 shares, respectively, of common stock. The Company recorded stock-based compensation expense for options granted to non-employee consultants of $91, $51, $48 and $16 during the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 (unaudited), respectively.

Stock Option Valuation

The fair value of stock option grants is estimated using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employee consultants is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted to employees and directors:

	Year Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
			(unaudited)
Risk-free interest rate	1.4%	2.1%	2.1%	2.7%
Expected term (in years)	5.77	6.06	6.06	5.91
Expected volatility	81.8%	77.3%	77.3%	86.7%
Expected dividend yield	0%	0%	0%	0%

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted to non-employee consultants:

	Year Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
			(unaudited)
Risk-free interest rate	2.0%	2.1%	2.1%	2.2%
Expected term (in years)	9.36	9.52	9.52	9.48
Expected volatility	78.0%	81.8%	81.8%	85.9%
Expected dividend yield	0%	0%	0%	0%

Stock Options

The following table summarizes the Company’s stock option activity since December 31, 2016:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)
Outstanding as of December 31, 2016	3,501,276	$0.65	9.19	$—
Granted	1,713,500	0.65
Exercised	(14,583)	0.65
Forfeited	(209,500)	0.65

Outstanding as of December 31, 2017	4,990,693	$0.65	8.51	$100
Granted	3,610,190	0.85
Exercised	(11,000)	0.65
Forfeited	(1,017,064)	0.65

Outstanding as of September 30, 2018 (unaudited)	7,572,819	$0.75	8.65	$1,709

Vested and expected to vest as of December 31, 2017	4,837,347	$0.65	8.50	$97
Vested and expected to vest as of September 30, 2018 (unaudited)	6,412,041	$0.74	8.55	$1,587
Options exercisable as of December 31, 2017	2,389,305	$0.65	8.14	$48
Options exercisable as of September 30, 2018 (unaudited)	2,717,833	$0.65	7.48	$924

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock.

The aggregate intrinsic value of stock options exercised during the year ended December 31, 2016 was $22. There was no intrinsic value for stock options exercised during the year ended December 31, 2017 and there was an insignificant intrinsic value for the stock options exercised during the nine months ended September 30, 2018 (unaudited).

The weighted average grant-date fair value per share of stock options granted during the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 (unaudited) was $0.45, $0.45, $0.45 and $0.64, respectively.

Restricted Common Stock

During the year ended December 31, 2016, 6,500 shares of restricted common stock granted under the 2015 Plan vested. As of December 31, 2016 and 2017 and September 30, 2018 (unaudited), no shares of unvested restricted common stock were outstanding.

Stock-Based Compensation

Stock-based compensation expense was classified in the consolidated statements of operations and comprehensive loss as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
			(unaudited)
Research and development expenses	$139	$126	$92	$175
General and administrative expenses	373	366	275	296

	$512	$492	$367	$471

As of December 31, 2017 and September 30, 2018 (unaudited), total unrecognized compensation expense related to unvested stock options held by employees and directors was $908 and $2,011, respectively, which are expected to be recognized over weighted average periods of 1.1 and 1.3 years, respectively.

As of December 31, 2017 and September 30, 2018 (unaudited), there were outstanding unvested service based stock options held by non-employee consultants for the purchase of 32,063 shares and 6,500 shares, respectively, of common stock. Amounts expensed during the remaining vesting periods of the stock options held by non-employee consultants will be determined based on the fair value of the awards at the time of vesting.

12.	License Agreements

Genzyme Agreement

In July 2014, the Company entered into a license agreement (the “Genzyme Agreement”) with Genzyme pursuant to which the Company was granted an exclusive license to certain patents and intellectual property

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

owned or controlled by Genzyme related to the CXCR4 receptor to develop and commercialize products containing licensed compounds (including but not limited to X4P-001) for all therapeutic, prophylactic and diagnostic uses, with the exception of autologous and allogenic human stem cell therapy. Under the terms of the Genzyme Agreement, the Company is obligated to use commercially reasonable efforts to develop and commercialize licensed products for use in the field in the United States and at least one other major market country. The Company has the right to grant sublicenses of the licensed rights that cover X4P-001 to third parties.

In exchange for these rights, in August 2014, the Company made an upfront payment of $50 to Genzyme. The Company accounted for the acquisition of technology as an asset acquisition because it did not meet the definition of a business. The Company recorded the upfront payment as research and development expense in the consolidated statement of operations and comprehensive loss because the acquired technology represented in-process research and development and had no alternative future use. In August 2015, as a result of the closing of the Company’s Series A preferred stock financing, the Company made an additional cash payment of $300 to Genzyme and issued to Genzyme 1,129,823 shares of its common stock (see Note 9), each as required by the Genzyme Agreement. The $300 payment and the $734 fair value of the 1,129,823 shares of common stock issued to Genzyme were recorded as research and development expense in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2015. Genzyme has the right to require the Company to repurchase all, but not less than all, of these shares of common stock at any time during the term of the Genzyme Agreement for a price of $0.01 per share. Due to this redemption feature, the shares of common stock issued to Genzyme are classified outside of stockholders’ deficit on the consolidated balance sheets as of December 31, 2016 and 2017 and September 30, 2018 (unaudited).

Under the Genzyme Agreement, the Company is obligated to pay Genzyme milestone payments in the aggregate amount of up to $25,000, contingent upon the achievement by the Company of certain late-stage regulatory and sales milestones with respect to licensed products. In addition, the Company may be required to make a one-time milestone payment to Genzyme upon the consummation by the Company of a change of control transaction, in an amount equal to 5.5% of the consideration paid to equity holders of the Company, other than Genzyme, in connection with such change of control transaction, after deducting outstanding debt obligations of the Company and the aggregate cash investments made by equity holders into the Company prior to the closing of the change of control transaction. The proposed merger with Arsanis qualifies as a change of control transaction, as described in the agreement.

The Company concluded that this contingent payment obligation meets the definition of a derivative instrument as the contingent payment obligation is not clearly and closely related to its host instrument and is a cash-settled liability (see Note 2). Accordingly, the Company classifies this derivative as a liability within other liabilities (non-current) on its consolidated balance sheet (see Note 2), and changes in the fair value of the derivative liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss (see Note 3).

Under the Genzyme Agreement, the Company is obligated to pay Genzyme tiered royalties based on net sales of licensed products that the Company commercializes under the agreement. The obligation to pay royalties for each licensed product expires on a country-by-country basis on the latest of (i) the expiration of licensed patent rights that cover that licensed product in that country, (ii) the expiration of regulatory exclusivity in that country and (iii) ten years after the first commercial sale of such licensed product in that country. Royalty rates are subject to reduction under the agreement in specified circumstances, including in any country if the Company is required to obtain a license from any third party to the extent the Company’s patent rights might infringe the

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

third party’s patent rights, if a licensed product is not covered by a valid claim in that country or if sales of generic products reach certain thresholds in that country. If the Company enters into a sublicense under the agreement, the Company will be obligated to pay Genzyme a percentage of certain upfront fees, maintenance fees, milestone payments and royalty payments paid to the Company by the sublicensee.

Under the Genzyme Agreement, the Company will itself manufacture and supply, or enter into manufacturing or supply agreements with Genzyme or third parties to manufacture and supply, clinical and commercial supplies of licensed compounds and each licensed product. During the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2018 (unaudited), the Company did not enter into any third-party manufacturing or supply agreements in connection with the Genzyme Agreement. The Company is also responsible for all costs related to the filing, prosecution and maintenance of the licensed patent rights.

The Genzyme Agreement will remain in effect until the expiration of the royalty term in all countries for all licensed products. The agreement may be terminated by either party with at least 90 days’ notice in the event of material breach by the other party that remains uncured for 90 days, by either party for insolvency or bankruptcy of the other party, immediately by Genzyme if the Company challenges the licensed patents, or immediately by the Company if a material safety issue arises.

During the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 (unaudited), the Company did not incur any payment obligations to Genzyme under the Genzyme Agreement and no milestone payments were made or due under the Genzyme Agreement.

Georgetown Agreement

In December 2016, the Company entered into a license agreement (the “Georgetown Agreement”) with Georgetown University (“Georgetown”) pursuant to which the Company obtained an exclusive, worldwide license to make, have made, use, sell, offer for sale and import of products covered by patent rights co-owned by Georgetown. The rights licensed to the Company are for all therapeutic, prophylactic and diagnostic uses in all disease indications in humans and animals.

Under the terms of the Georgetown Agreement, the Company paid a one-time only, upfront fee of $50 and the Company may be required to pay milestone payments of up to an aggregate of $800 related to commercial sales of a product. The Company accounted for the acquisition of technology as an asset acquisition because it did not meet the definition of a business. The Company recorded the upfront payment as research and development expense in the consolidated statement of operations and comprehensive loss because the acquired technology represented in-process research and development and had no alternative future use.

Under the Georgetown Agreement, the Company is solely responsible for all development and commercialization activities and costs in its respective territories. The Company is also responsible for all costs related to the filing, prosecution and maintenance of the licensed patent rights.

The term of the Georgetown Agreement will continue until the expiration of the last valid claim within the patent rights covering the product. Georgetown may terminate the agreement in the event (i) the Company fails to pay any amount and fails to cure such failure within 30 days after receipt of notice, (ii) the Company defaults in its obligation to obtain and maintain insurance and fails to remedy such breach within 45 days after receipt of notice, or (iii) the Company declares insolvency or bankruptcy. The Company may terminate the agreement at any time upon at least 60 days’ written notice.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

During the year ended December 31, 2016, the Company recorded research and development expense of $50 in connection with the Georgetown Agreement. During the year ended December 31, 2017 and the nine months ended September 30, 2017 and 2018 (unaudited), the Company did not incur any payment obligations to Georgetown under the Georgetown Agreement and no milestone payments were made or due under the Georgetown Agreement.

Beth Israel Deaconess Medical Center Agreement

In December 2016, the Company entered into a license agreement (the “BIDMC Agreement”) with Beth Israel Deaconess Medical Center (“BIDMC”), pursuant to which the Company obtained an exclusive, worldwide license to make, have made, use, sell, offer for sale and import of products covered by patent rights co-owned by BIDMC. The rights licensed to the Company are for all fields of use.

Under the terms of the BIDMC Agreement, the Company paid a one-time only, upfront fee of $20 and the Company is responsible for all future patent prosecution costs. The Company accounted for the acquisition of technology as an asset acquisition because it did not meet the definition of a business. The Company recorded the upfront payment as research and development expense in the consolidated statement of operations and comprehensive loss because the acquired technology represented in-process research and development and had no alternative future use.

The term of the BIDMC Agreement will continue until the expiration of the last valid claim within the patent rights covering the licensed products. BIDMC may terminate the agreement in the event (i) the Company fails to pay any amount and fails to cure such failure within 15 days after receipt of notice, (ii) the Company is in material breach of any material provision of the agreement and fails to remedy such breach within 60 days after receipt of notice, or (iii) the Company declares insolvency or bankruptcy. We may terminate the agreement at any time upon at least 90 days’ written notice.

During the year ended December 31, 2016, the Company recorded research and development expense of $20 in connection with the BIDMC Agreement. The Company did not incur any payment obligations under the BIDMC Agreement during the year ended December 31, 2017 or the nine months ended September 30, 2017 and 2018 (unaudited).

13.	Income Taxes

2017 U.S. Tax Reform

On December 22, 2017, the TCJA was signed into United States law. The TCJA includes a number of changes to existing tax law, including, among other things, a permanent reduction in the federal corporate income tax rate from a top marginal tax rate of 35% to a flat rate of 21%, effective as of January 1, 2018, as well as limitation of the deduction for net operating losses to 80% of annual taxable income and elimination of net operating loss carrybacks, in each case, for losses arising in taxable years beginning after December 31, 2017 (though any such net operating losses may be carried forward indefinitely). The federal tax rate change resulted in a reduction in the gross amount of the Company’s deferred tax assets recorded as of December 31, 2017 and a corresponding reduction in the Company’s valuation allowance. As a result, no income tax expense or benefit was recognized as of the enactment date of the TCJA.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

The staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the TCJA. The Company is still in the process of analyzing the impact to the Company of the TCJA and its analysis is not yet complete. Where the Company has been able to make reasonable estimates of the effects related to the TCJA, the Company has recorded provisional amounts.

In connection with the initial analysis of the impact of the TCJA, the Company remeasured its deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% for federal tax purposes. The remeasurement of the Company’s deferred tax assets was fully offset by a change in the valuation allowance.

Income Taxes

During the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 (unaudited), the Company recorded no income tax benefits for the net operating losses incurred or for the research and development tax credits generated in each period due to its uncertainty of realizing a benefit from those items. All of the Company’s operating losses since inception have been generated in the United States.

A summary of the Company’s current and deferred tax provision is as follows:

	Year Ended December 31,
	2016	2017
Current income tax provision:
Federal	$—	$—
State	—	—

Total current income tax provision	—	—

Deferred income tax benefit:
Federal	(6,426)	(2,037)
State	(1,019)	(1,771)

Total deferred income tax benefit	(7,445)	(3,808)
Change in deferred tax asset valuation allowance	7,445	3,808

Total provision for income taxes	$—	$—

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2016	2017
Federal statutory income tax rate	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(5.7)	(8.4)
Research and development tax credits	(2.1)	(1.8)
Change in fair value of preferred stock warrant liability	(0.1)	(2.2)
Other permanent differences	0.2	0.5
Remeasurement of deferred taxes due to the TCJA	—	27.8
Change in deferred tax asset valuation allowance	41.7	18.1

Effective income tax rate	0.0%	0.0%

Net deferred tax assets as of December 31, 2016 and 2017 consisted of the following:

	December 31,
	2016	2017
Net operating loss carryforwards	$2,804	$8,142
Research and development tax credit carryforwards	578	1,241
Capitalized research and development expenses	5,269	3,251
Capitalized license fees	372	240
Accrual-to-cash basis conversion	524	504
Other	191	168

Total deferred tax assets	9,738	13,546
Valuation allowance	(9,738)	(13,546)

Net deferred tax assets	$—	$—

As of December 31, 2017, the Company had U.S. federal and state net operating loss carryforwards of $29,879 and $29,553, respectively, which may be available to offset future taxable income and begin to expire in 2034. As of December 31, 2017, the Company also had U.S. federal and state research and development tax credit carryforwards of $967 and $347, respectively, which may be available to offset future tax liabilities and each begin to expire in 2029. During the nine months ended September 30, 2018 (unaudited), gross deferred tax assets, before valuation allowance, increased by approximately $4,360 due to the operating loss incurred by the Company during that period.

Utilization of the U.S. federal and state net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986 (the “Code”), and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income or tax liabilities. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Further, until a study is completed by the Company and any limitation is known, no amounts are being presented as an uncertain tax position.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products or generation of any revenue from product sales since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the net deferred tax assets as of December 31, 2016 and 2017 and September 30, 2018 (unaudited). Management reevaluates the positive and negative evidence at each reporting period.

Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2016 and 2017 related primarily to the increase in net operating loss carryforwards and research and development tax credit carryforwards in 2016 and 2017, and the impact of the TCJA in 2017, and were as follows:

	December 31,
	2016	2017
Valuation allowance as of beginning of year	$2,294	$9,738
Increases recorded to income tax provision	8,066	9,786
Decreases recorded as a benefit to income tax provision	(622)	(5,978)

Valuation allowance as of end of year	$9,738	$13,546

As of December 31, 2016 and 2017 and September 30, 2018 (unaudited), the Company had not recorded any amounts for unrecognized tax benefits. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. As of December 31, 2016 and 2017 and September 30, 2018 (unaudited), the Company had no accrued interest or penalties related to uncertain tax positions and no amounts had been recognized in the Company’s consolidated statements of operations and comprehensive loss. The Company files income tax returns in the U.S. and Massachusetts, as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company is open to future tax examination under statute from 2015 to the present; however, carryforward attributes that were generated prior to 2015 may still be adjusted upon examination by federal, state or local tax authorities if they either have been or will be used in a future period.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

14.	Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follow:

	Year Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
			(unaudited)
Numerator:
Net loss	$(17,865)	$(21,994)	$(16,295)	$(22,003)
Accruing dividends on Series A convertible preferred stock	(3,008)	(3,000)	(2,244)	(2,244)
Adjustment to accumulated deficit in connection with repurchase of Series Seed convertible preferred stock	—	—	—	(22)

Net loss attributable to common stockholders	$(20,873)	$(24,994)	$(18,539)	$(24,269)

Denominator:
Weighted average common shares outstanding—basic and diluted	4,765,234	4,818,327	4,818,110	4,825,802

Net loss per share attributable to common stockholders—basic and diluted	$(4.38)	$(5.19)	$(3.85)	$(5.03)

The Company has included 1,129,823 shares of redeemable common stock in its computation of basic and diluted weighted average common shares outstanding for the years ended December 31, 2016 and 2017 and nine months ended September 30, 2017 and 2018 (unaudited) as this class of stock participates in losses similarly to other common stockholders.

The Company’s potentially dilutive securities, which include stock options, convertible preferred stock, and warrants to purchase shares of convertible preferred stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
			(unaudited)
Options to purchase common stock	3,501,276	4,990,693	4,997,880	7,572,819
Convertible preferred stock (as converted to common stock)	22,061,973	38,018,968	22,061,973	40,079,567
Warrants to purchase convertible preferred stock (as converted to common stock)	1,641,494	4,457,040	1,641,494	4,935,762

	27,204,743	47,466,701	28,701,347	52,588,148

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

15.	Commitments and Contingencies

Lease Agreements

In November 2015, the Company entered into an operating lease to sublease office space in Cambridge, Massachusetts, which expired in July 2017. In connection with entering into this lease agreement, the Company issued a letter of credit of $55, which was classified as restricted cash (current) on the consolidated balance sheet as of December 31, 2016. Upon expiration of the lease in July 2017, the deposit was returned to the Company.

In January 2017, the Company entered into an operating lease for office space in Cambridge, Massachusetts, which expires in July 2022. The lease includes provisions for leasehold improvement reimbursements from the landlord totaling $314 and annual rent escalations. In connection with entering into this lease agreement, the Company issued a letter of credit of $264, which is classified as restricted cash (non-current) on the consolidated balance sheets as of December 31, 2017 and September 30, 2018 (unaudited).

The Company recognizes rent expense on a straight-line basis over the respective lease period and has recorded deferred rent for rent expense incurred but not yet paid (see Note 2). Rent expense was $337, $843, $671 and $524 for the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 (unaudited), respectively.

The Company also leases computer equipment under a capital lease that expires in April 2020.

Future minimum lease commitments under operating and capital leases as of December 31, 2017 are as follows:

Year Ending December 31,	Operating Leases	Capital Leases	Total
2018	$798	$15	$813
2019	810	15	825
2020	823	5	828
2021	835	—	835
2022	492	—	492

Total	$3,758	35	$3,793

Less: Amount representing interest		(2)

Present value of minimum lease payments		$33

Sponsored Research Agreement Commitments

In April 2017, the Company entered into a sponsored research agreement with a university that the Company refers to as the Sponsored Research Agreement, pursuant to which the Company and the university intend to conduct a research program related to understanding the mechanisms of failed long-term adaptive immunity in WHIM patients. Under the terms of the Sponsored Research Agreement, the Company agreed to provide funding for the research program of up to $499 over a three-year period. The Sponsored Research Agreement will remain in effect for three years, unless earlier terminated in the event that (i) either party materially breaches any representation, obligation or covenant and fails to remedy such breach within 30 days after receipt of notice or (ii) the Principal Investigator, as defined in the agreement, is unable or unwilling to conduct the research or perform his or her obligations under the agreement, at which time the Company may terminate the agreement upon 30 days’ prior written notice to the university. The Company may terminate the agreement at any time upon at least 60 days’ prior written notice.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

During the year ended December 31, 2017 and the nine months ended September 30, 2017 and 2018 (unaudited), the Company incurred $111, $69 and $125, respectively, of research and development expenses related to its payment obligations to the university under the Sponsored Research Agreement. As of December 31, 2017, the Company had non-cancelable purchase commitments under this agreement totaling $388, with $166 committed in 2018, $166 committed in 2019 and $56 committed in 2020. As of September 30, 2018 (unaudited), the Company had non-cancelable purchase commitments under this agreement totaling $264, with $42 committed in 2018, $166 committed in 2019 and $56 committed in 2020.

Manufacturing Commitments

During the year ended December 31, 2017 and the nine months ended September 30, 2018 (unaudited), the Company entered into agreements with several contract manufacturing organizations to provide preclinical and clinical trial materials. As of December 31, 2017 and September 30, 2018 (unaudited), the Company had non-cancelable purchase commitments under these agreements totaling $0 and $389, respectively, with, as of September 30, 2018 (unaudited), $389 committed in 2018 and $0 committed in 2019.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and certain of its executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not currently aware of any indemnification claims and has not accrued any liabilities related to such obligations in its consolidated financial statements as of December 31, 2016 or 2017 or September 30, 2018 (unaudited).

Legal Proceedings

The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

16.	Benefit Plans

The Company established a defined contribution savings plan under Section 401(k) of the Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the plan may be made at the discretion of the Company’s board of directors. The Company made no contributions to the plan during the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 (unaudited).

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

17.	Subsequent Events

For its consolidated financial statements as of December 31, 2017 and for the year then ended and for its interim consolidated financial statements as of September 30, 2018 and for the nine months then ended, the Company evaluated subsequent events through December 20, 2018, the date on which those financial statements were issued.

Settlement of Series Seed Preferred Stock Repurchase Agreement

In January 2018, the Company settled the Series Seed preferred stock repurchase agreement (see Note 7), pursuant to which it repurchased from a stockholder 598,975 shares of Series Seed preferred stock at a price of $1.88 per share for a cash payment of $1,126.

Increase in Authorized Number of Shares of Preferred Stock and Common Stock

In May 2018, the Company increased the number of authorized shares of preferred stock from 54,313,523 shares to 59,413,523 shares and increased the number of shares designated as Series B preferred stock from 20,000,000 shares to 25,100,000 shares. At that same time, the Company also increased the number of authorized shares of common stock from 110,000,000 shares to 116,500,000 shares.

Grants of Stock Options under the 2015 Plan

In October 2018, the Company granted options for the purchase of an aggregate of 1,194,050 shares of common stock, at an exercise price of $0.99 per share, to employees and directors. The aggregate grant-date fair value of these options was $869, which is expected to be recognized as stock-based compensation expense over a period of approximately 1.8 years.

Loan and Security Agreement with Hercules Capital, Inc.

In October 2018, the Company entered into the Hercules Loan Agreement, which provided for aggregate maximum borrowings of up to $13,000, consisting of (i) a term loan of up to $8,000, which was available upon entering into the agreement, (ii) subject to specified financing conditions, an additional term loan of up to $2,000, available for borrowing from January 1, 2019 to March 31, 2019, and (iii) subject to specified financing conditions and the receipt of the second tranche $2,000 term loan described above, an additional term loan of up to $3,000, available for borrowing until March 31, 2019. In October 2018, the Company borrowed $8,000 under the Hercules Loan Agreement. Borrowings under the Hercules Loan Agreement bear interest at variable rates, with the first tranche bearing interest at a variable rate equal to the greater of (i) 9.5% or (ii) 9.5% plus the Wall Street Journal prime rate minus 5.25%, the second tranche bearing interest at a variable rate, subject to completion of specified financing conditions, equal to either (A) the greater of (i) 9.5% or (ii) 9.5% plus the Wall Street Journal prime rate minus 5.25% or (B) the greater of (i) 8.75% or (ii) 8.75% plus the Wall Street Journal prime rate minus 5.25%, and the third tranche bearing interest at a variable rate equal to the greater of (i) 8.75% or (ii) 8.75% plus the Wall Street Journal prime rate minus 5.25%. In an event of default, as defined, and until such event is no longer continuing, the interest rate applicable to borrowings under the Hercules Loan Agreement would be increased by 4.0%.

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

Borrowings under the Hercules Loan Agreement are repayable in monthly interest-only payments through August 2019, or a later date upon achievement of specified conditions, and in equal monthly payments of principal and accrued interest from September 2019 until the maturity date of the loan, which is either, (i) if the second tranche is not borrowed, November 2021 or, (ii) if the second tranche is borrowed, May 2022. At the Company’s option, the Company may prepay all, but not less than all, of the outstanding borrowings, subject to a prepayment premium of up to 2.0% of the principal amount outstanding as of the date of repayment. In addition, the Hercules Loan Agreement provides for a final payment, payable upon maturity or the repayment in full of all obligations under the agreement, of up to $953.

Borrowings under the Hercules Loan Agreement are collateralized by substantially all of the Company’s personal property and other assets, including its intellectual property until a specified financing condition is met. Under the Hercules Loan Agreement, the Company has agreed to affirmative and negative covenants to which the Company will remain subject until maturity or repayment in full. The covenants include maintaining a minimum liquidity amount of the lesser of (i) 125% of outstanding borrowings under the Hercules Loan Agreement and (ii) 100% of the Company’s cash and cash equivalents in an account in which Hercules has a first priority security interest as well as restrictions on the Company’s ability to incur additional indebtedness, pay dividends, encumber its intellectual property, or engage in certain fundamental business transactions, such as mergers or acquisitions of other businesses. Obligations under the Hercules Loan Agreement are subject to acceleration upon occurrence of specified events of default, including payment default, insolvency and a material adverse change in the Company’s business, operations or financial or other condition.

In October 2018, in connection with entering into the Hercules Loan Agreement, the Company issued to the lender warrants for the purchase of 210,638 shares of Series B preferred stock at an exercise price of $1.88 per share. The warrants were immediately exercisable and expire in October 2028.

In October 2018, in connection with entering into the Hercules Loan Agreement, all amounts due under the SVB Loan Agreement, including unpaid principal of $4,333 and a final payment of $270, were repaid with proceeds from the Hercules Loan Agreement and the SVB Loan Agreement was terminated. The Company has not yet determined its accounting for the termination of the SVB Loan Agreement.

First Amendment to the Hercules Loan Agreement

In December 2018, the Company entered into the First Amendment to the Hercules Loan Agreement (the “First Amendment”), which amended the available borrowing dates of the second tranche from between January 1, 2019 and March 31, 2019 to between December 11, 2018 and December 14, 2018 and amended the term loan maturity date to November 1, 2021. In December 2018, the Company borrowed the additional $2.0 million provided under the First Amendment. In connection with entering into the First Amendment, the Company agreed to issue to the lender warrants to purchase a specified number of shares of its preferred stock at an aggregate exercise price of $99 at the earliest of (a) June 30, 2019, (b) the earlier to occur of (i) the date the Company prepays the outstanding borrowings or (ii) the date the outstanding borrowings become due and payable, or (c) on or before the fifth business day following the closing of or the announcement of the termination of the Company’s proposed merger.

Proposed Merger with Arsanis

On November 26, 2018, Arsanis, Inc., a Delaware corporation, Artemis AC Corp., a Delaware corporation and a wholly owned subsidiary of Arsanis, and the Company entered into an Agreement and Plan of Merger

X4 PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

pursuant to which Artemis AC Corp. will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Arsanis. Arsanis is a publicly held, clinical-stage biopharmaceutical company whose common stock is listed on the Nasdaq Global Market (see Note 1).

Amendment to the Merger Agreement

On December 20, 2018, the Company and Arsanis amended the Merger Agreement to provide that, at the effective time of the merger contemplated thereby, Arsanis (as the legal acquirer in the merger transaction) will assume all stock option plans or other stock or equity-related plans of the Company (as the accounting acquirer in the merger transaction). As a result, under the Merger Agreement, as amended, all stock options and other equity-based awards that have been granted or that may be available for grant under the stock option plans or other stock or equity-related plans of the Company immediately prior to the effective time of the merger will become exercisable or issuable, as applicable, in respect of shares of Arsanis common stock at the effective time of the merger (subject to appropriate adjustment for the exchange ratios set forth in the Merger Agreement).